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                                  LUBOSHITZ,
                                KASIERER & CO

                               ARTHUR ANDERSEN

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                            TO THE SHAREHOLDERS OF

                           SOLMECS CORPORATION N.V.

We have audited the accompanying consolidated balance sheets of SOLMECS CORPORATION N.V. (a Netherlands Corporation) and subsidiary as of June 30, 1998, and the related consolidated statements of operations, changes in shareholders' deficiency and cash flows for the years ended June 30, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and subsidiary as of June 30, 1998, and the results of their operations, and their cash flows for the years ended June 30, 1998 and 1997, in conformity with accounting principles generally accepted in the United States.

                                          LUBOSHITZ, KASIERER & CO
                                          Member Firm of Arthur Anderson
Beer-Sheva, September 17, 1998



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